Exhibit 12.1

The Evening Star Building 1101 Pennsylvania Avenue, N.W. Suite 300 Washington, D.C. 20004 Direct: 844-285-4263 ext. 758 Cell: (301) 910-2030 estern@culhanemeadows.com Ernest M. Stern Partner

August 31, 2020

uBid Holdings, Inc.

5880 Live Oak Parkway

Suite 100

Norcross, Georgia 30093

Re: Regulation A+ Offering

Ladies and Gentlemen:

We have acted as counsel to uBid Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Act”), for qualification for exemption from registration of 2,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

Based upon the foregoing, and subject to the limitations, exceptions and exclusions set forth herein, it is our opinion that issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Subscription Agreement and Offering Statement, the Shares will be validly issued, fully paid and nonassessable.

Exhibit 12.1

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Delaware currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Offering Statement and to the reference to our firm in the Offering Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Culhane Meadows, PLLC